As filed with the U.S. Securities and Exchange Commission on December 6, 2022

Registration No. 333-257530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 13 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Huake Holding Biology Co., LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	2075	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shuhe Road, Tangchi Town

Shucheng County, Lu’an City, Anhui Province

People’s Republic of China 231343

+86 564 8242 222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi& Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joan Wu, Esq. Ying Li, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 (212) 530-2208	William S. Rosenstadt, Esq. Jason “Mengyi” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 (212) 588-0022

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.	☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This amendment No. 13 to the registration statement on Form F-1 (“Registration Statement”) is being filed solely to include Exhibit 1.1, Exhibit 23.1 and Exhibit 99.11 to the Registration Statement as indicated in the Exhibit Index contained in Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association, as adopted by special resolutions on February 15, 2019, provide that, to the extent permitted by law, we shall indemnify each director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or willful default; and

(b)	without limitation to paragraph (a) above, expenses, including legal fees, incurred by a director, alternate director or officer, or former director, alternate director or officer in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by such party to repay the amount if it shall ultimately be determined that such director, alternate director or officer is not entitled to be indemnified by the Company and upon such terms and conditions, if any, as the Company deems appropriate.

The Company may purchase and maintain insurance in relation to any person who is or was a director, alternate director, officer or liquidator of the company, or who at the request of the company is or was serving as a director, alternate director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities. We believe that our issuances of share awards to our employees, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act. During the past three years, we have issued the following securities:

On February 15, 2019, we issued an aggregate of 20,000,000 ordinary shares to 113 founders who are either the equity owners of Aokai Fa (Anhui Aokai Fa Grease Technology Co., Ltd.) or their designed recipients. These 20,0000,000 issued and outstanding ordinary shares were re-classified and re-designated into 10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares in September 2021. On November 3, 2022, immediately after the Share Combination, the issued outstanding shares of the Company are 2,530,500 Class A Ordinary Shares and 2,469,500 Class B Ordinary Shares

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

1.1**	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association, effective on February 15, 2019
3.2*	Amended and Restated Memorandum and Articles of Association, effective on September 17, 2021
3.3*	Amended and Restated Memorandum and Articles of Association, effective on November 3, 2022
4.1*	Specimen Certificate for Class A Ordinary Shares
5.1*	Opinion of Cayman Counsel regarding the validity of the Class A Ordinary Shares being registered
8.1*	Opinion of Docvit Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)
10.1*	Form of Exclusive Business Cooperation Agreement between WFOE and Aokai Fa
10.2*	Form of Exclusive Option Agreement between the shareholders of Aokai Fa, Aokai Fa and WFOE
10.3*	Form of Equity Interest Pledge Agreement, between the shareholders of Aokai Fa, Aokai Fa and WFOE
10.4*	Form of Power of Attorney executed by each shareholder of Aokai Fa
10.5*	Form of Spousal Consent by spouses of married shareholders of Aokai Fa
10.6*	Form of the Employment Agreement with CFO and CEO
10.7*	Form of Director Offer Letter with our directors
10.8*	The Purchase and Advance Payment Agreement dated May 7, 2020, by and between Aokai Fa and Shucheng County Tianbao Camellia Oil Professional Cooperative
10.9*	The Purchase and Advance Payment Agreement dated May 20, 2020, by and between Aokai Fa and Kang Du
10.10*	The Purchase and Advance Payment Agreement dated May 6, 2020, by and between Aokai Fa and Anhui Yami Agricultural Technology Co., Ltd.
10.11*	The Purchase and Advance Payment Agreement dated May 7, 2020, by and between Aokai Fa and Huasheng Farmers Professional Cooperative of Shucheng County
10.12*	The Purchase and Advance Payment Agreement dated May 9, 2020, by and between Aokai Fa and Hefei Wenda Agricultural Technology Co., Ltd.
10.13*	The Purchase and Advance Payment Agreement dated May 8, 2020, by and between Aokai Fa and Huoshan Hongying Trading Company
10.14*	The Purchase and Advance Payment Agreement dated May 12, 2020, by and between Aokai Fa and Lu’an Yunlin Agricultural Technology Co., Ltd.
10.15*	The Purchase and Advance Payment Agreement dated May 11, 2020, by and between Aokai Fa and Shucheng County Xinyuan Tea Oil Professional Cooperative
10.16*	The Purchase and Advance Payment Agreement dated May 15, 2020, by and between Aokai Fa and Wulongshan Family Farm of Tangchi Town, Shucheng County
10.17*	The Purchase and Advance Payment Agreement dated May 20, 2020, by and between Aokai Fa and Yuyun Wang
10.18*	The Purchase and Advance Payment Agreement dated May 19, 2020, by and between Aokai Fa and Yuhuan Wang
10.19*	The Purchase and Advance Payment Agreement dated May 20, 2020, by and between Aokai Fa and Zhenya Xu

10.20*	The Purchase and Advance Payment Agreement dated May 21, 2020, by and between Aokai Fa and Changhong Wang
10.21*	The Purchase and Advance Payment Agreement dated May 21, 2020, by and between Aokai Fa and Wenhao Zhang
10.22*	The Supplementary Agreement to Exclusive Business Cooperation Agreement dated April 8, 2022, by and between WFOE and Aokai Fa
21.1*	List of Subsidiaries
23.1**	Consent of Prager Metis CPAs, LLC
23.2*	Consent of Cayman Counsel (included in Exhibit 5.1)
23.3*	Consent of Docvit Law Firm (included in Exhibit 99.2)
24.1*	Power of Attorney
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Form of opinion of Docvit Law Firm, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements
99.3*	Consent of Pingting Wang
99.4*	Consent of Long Yi
99.5*	Consent of Henry Wang
99.6*	Consent of Yongju Wang
99.7*	Consent of Chen Cheng
99.8*	Charter of Audit Committee
99.9*	Charter of Compensation Committee
99.10*	Charter of Nomination and Corporate Governance Committee
99.11**	Request for Waivers and Representation under Item 8.A.4. of Form 20-F
107*	Filing Fee Table

*	Filed previously

**	Filed herewith

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lu’an City, Anhui Province, People’s Republic of China, on December 6, 2022.

Huake Holding Biology Co., LTD

By:	/s/ Pingting Wang
Ms. Pingting Wang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pingting Wang	Chief Executive Officer and Director	December 6, 2022
Name: Pingting Wang	(Principal Executive Officer)

*	Chief Financial Officer	December 6, 2022
Name: Changsheng Zheng	(Principal Accounting and Financial Officer)

*By:	/s/ Pingting Wang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, DE on December 6, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director